EXHIBIT 99.1

HMS Holdings Corp. Reports Second Quarter 2016 Results

   Q2 GAAP EPS of $0.10 Per Diluted Share and Adjusted EPS of $0.18 Per Diluted Share
  1H’16 Commercial Health Plan Revenue Increased 20.2% YOY
  1H’16 Total Revenue Increased 7.0% YOY
  Approximately 15 Million New At-Risk and ASO Commercial Health Plan Lives Added, Pushing Total Unique Health Plan Lives Above 100 Million

IRVING, Texas, Aug. 05, 2016 (GLOBE NEWSWIRE) -- HMS Holdings Corp.  (NASDAQ:HMSY) today announced financial results for the second quarter of 2016. Net income for the quarter ended June 30, 2016 was $8.6 million or $0.10 per diluted share, compared to net income of $4.6 million or $0.05 per diluted share in the first quarter of 2016 and $5.4 million or $0.06 per diluted share in the prior year second quarter. Adjusted EPS in the quarter was $0.18 per diluted share compared to adjusted EPS of $0.13 per diluted share in the prior year second quarter. Total revenue in the quarter was $123.6 million, compared to $119.8 million in the first quarter of 2016 and $116.9 million in the prior year second quarter.

“With commercial health plan revenue up 20% in the first half of this year, compared to the comparable period in 2015, we are on course to achieve our full-year growth target of 18-20%. The addition this quarter of approximately 15 million new commercial lives and the sale of incremental products to current health plan customers covering approximately 3.1 million of their members resulted in a record quarter for our sales team. Of particular significance,  the new lives are a combination of commercial at-risk and administrative services only (ASO) lives and virtually all sales in the quarter were for payment integrity products," said Bill Lucia, Chairman and CEO. "Up to this point nearly all of our work for health plan customers has been for their Medicaid managed care and Medicare Advantage populations, with a focus primarily on our coordination of benefits product line. As many of the larger national and regional plans address ongoing cost challenges, we expect there will be a growing opportunity to sell our payment integrity cost containment solutions for their commercial at-risk and ASO populations - which presents a significant growth opportunity for HMS."

Total revenue in the second quarter of 2016 of $123.6 million was approximately 5.7% higher than the prior year second quarter. Commercial health plan revenue in the quarter was $55.2 million, a 12.0% increase compared to $49.3 million in the prior year second quarter and a $0.8 million decline from the first quarter of 2016. State government revenue in the quarter was $57.6 million, compared to $57.2 million in the prior year second quarter, and an increase of $6.9 million compared to the first quarter of 2016.

Non-Medicare RAC Federal and other revenue was $6.7 million in the second quarter of 2016, a $0.2 million increase compared to the prior year second quarter and an increase of $1.9 million from the first quarter of 2016. Medicare RAC revenue in quarter was $4.1 million, compared to $3.9 million in the prior year second quarter and $8.3 million in the first quarter of 2016.

Coordination of Benefits (COB) revenue, which continues to be our largest product line across both the state government and commercial health plan sectors, was $89.7 million in the second quarter of 2016 compared to $83.0 million in the prior year second quarter and $82.9 million in the first quarter of 2016. COB revenue accounted for 73% of total revenue in the quarter, compared to 71% in the prior year second quarter and 69% in the first quarter of 2016. Payment integrity revenue (excluding Medicare RAC) was $29.8 million in the quarter, a $0.2 million or 0.7% decline from the second quarter of last year and a $1.2 million or 4.2% increase from the first quarter of 2016.

"Cash flow from operations of $45.1 million was particularly strong in the second quarter, as cash collections accelerated and accounts receivable declined. Quarter end cash on the balance sheet at June 30, 2016 increased to nearly $188 million and we are on track to reach our full year operating cash flow target in the $80 -100 million range," said Jeff Sherman, Chief Financial Officer. "As we have indicated previously, the primary capital allocation focus for our increasingly strong balance sheet is acquisitions to complement our core business; expand our data analytics capabilities to assist customers with member health management and/or member engagement; and add to our capacity to detect fraud, waste and abuse."

For additional information about the Company’s second quarter 2016 financial results, see the Q2 2016 Investor Presentation which is available on the Company’s website at http://investor.hms.com/events.cfm.

Webcast and Conference Call Information

HMS will report its second quarter 2016 financial and operating results via webcast at 7:30 AM CT / 8:30 AM ET on Friday, August 5, 2016. The webcast may also include discussion of HMS developments, and forward-looking and other material information about business and financial matters.  The webcast can be accessed via phone at (877) 303–7208 or (224) 357–2389 for international participants, or at http://investor.hms.com/events.cfm on the HMS Investor Relations website. The webcast will also be archived and available for replay beginning at approximately 11:00 AM CT / 12:00 PM ET on August 5, 2016 at http://investor.hms.com/events.cfm. This press release and the financial statements contained herein are also available at http://investor.hms.com/releases.cfm.

The HMS Quarterly Report on Form 10-Q for the period ended June 30, 2016 is expected to be filed and available on the HMS website at http://investor.hms.com/financials.cfm and at www.sec.gov on August 9, 2016 and will contain additional information about our results of operations for the fiscal year to date.

About HMS

HMS Holdings Corp., through its subsidiaries, provides coordination of benefits and payment integrity services for payers. The Company serves state Medicaid programs; health plans, including Medicaid managed care, Medicare Advantage and group and individual health lines of business; federal government health agencies, including the Centers for Medicare & Medicaid Services and the Veterans Health Administration; government and private employers; and other healthcare payers and sponsors, including child support agencies. As a result of the Company’s services, our customers recover billions of dollars annually and save billions more through the prevention of improper payments.

Non-GAAP Financial Measures

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States ("GAAP"). From time to time, in press releases, financial presentations, earnings conference calls or otherwise, the Company may disclose certain non-GAAP financial measures. The non-GAAP financial measures presented in this press release should not be viewed as alternatives or substitutes for the Company's reported GAAP results. A reconciliation to the most directly comparable GAAP financial measure is set forth in the tables that accompany this release.

The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because they allow them to understand and compare the Company's operating results during the current periods to the prior year periods in a more consistent manner. The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provides a more complete understanding of the results of operations and trends affecting the Company's business. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to financial measures calculated in accordance with GAAP.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements give our projections or forecasts of future events and are based on our current expectations and assumptions regarding our business, the economy and other future conditions; they do not relate strictly to historical or current facts. Forward‐looking statements can be identified by words such as “aims,” “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “likely,” “may,” “plans,” “projects,” “seeks,” “targets,” “will,” “would,” “could,” “should,” and similar expressions and references to guidance, although some forward-looking statements may be expressed differently. In particular, these include statements relating to future actions, business plans, objectives and prospects, future operating or financial performance. Factors or events that could cause actual results to differ may emerge from time to time and it is not possible for us to predict all of them. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. We caution you therefore against relying on any of these forward-looking statements.

Factors that could cause or contribute to such differences, include, but are not limited to:  changes in the U.S. healthcare environment or healthcare financing system; negative or reduced growth rate of spending on Medicaid/Medicare; our ability to retain customers or the loss of one or more major customers; the unexpected reduction in scope or termination of a significant contract; customer dissatisfaction or our non-compliance with contractual provisions or regulatory requirements; our failure to meet performance standards triggering significant costs or liabilities under our contracts; emergence of new competitors or competitors’ introduction of new or superior products or services; intellectual property rights, confidential and proprietary information; the cancellation or delay of procurements or contract implementation due to protests or challenges to government awards; regulatory, budgetary or political actions that affect procurement practices; our ability to continue to secure contracts or favorable contract terms through the competitive bidding process; our ability to execute our business plans or growth strategy; variations in our results of operations; development and implementation of new product solutions or new process improvements; the risk that guidance may not be achieved; our ability to maintain effective information and technology systems and networks, and to protect them from damage, interruption or breach, including cyber-security breaches and other disruptions; our failure to comply with applicable laws and regulations governing the conduct of certain electronic health transactions and the confidentiality of individually identifiable health information or to protect such information from theft and misuse; the nature of investment and acquisition opportunities we are pursuing, and the successful execution or integration of such investments and acquisitions; the failure to realize the full value of goodwill or intangible assets from acquisitions; negative results of government or customer reviews, audits or investigations; state or federal limitations related to the outsourcing of certain government programs or functions; our reliance on subcontractors, vendors or other third party providers and sources to perform services; pending or threatened litigation; unfavorable outcomes in legal proceedings; restrictions on bidding or performing certain work due to perceived conflicts of interests; our ability to attract and retain qualified employees and key personnel and to manage leadership transitions effectively; our cash flows from operations, available cash and ability to generate sufficient cash to cover our interest and principal payments under our credit facility or to borrow or use credit; unanticipated changes in our effective tax rates; unanticipated increases in the number or amount of claims for which we are self-insured; the market price of our common stock and lack of dividend payments; risks related to internal control over financial reporting; anti-takeover provisions in our corporate governance documents; and other factors, risks and uncertainties described in our most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Any forward-looking statements are made as of the date of this press release. Except as may be required by law, we disclaim any obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2016	2015	2016	2015
Revenue	$123,550	$116,934	$243,313	$227,258
Cost of services:
Compensation	47,343	43,883	93,744	87,950
Data processing	9,104	10,438	18,728	20,483
Occupancy	3,631	3,806	7,258	7,813
Direct project expenses	11,473	13,572	25,955	24,050
Other operating expenses	6,407	7,153	12,184	13,891
Amortization of acquisition related software and intangible assets	7,013	7,047	14,026	14,094
Total cost of services	84,971	85,899	171,895	168,281
Selling, general and administrative expenses	22,227	19,283	45,157	39,244
Total operating expenses	107,198	105,182	217,052	207,525
Operating income	16,352	11,752	26,261	19,733
Interest expense	(2,100)	(1,940)	(4,191)	(3,894)
Interest income	60	12	107	23
Income before income taxes	14,312	9,824	22,177	15,862
Income taxes	5,746	4,406	9,051	6,922
Net income	$8,566	$5,418	$13,126	$8,940

Basic income per common share:
Net income per common share -- basic	$0.10	$0.06	$0.16	$0.10
Diluted income per common share:
Net income per common share -- diluted	$0.10	$0.06	$0.15	$0.10
Weighted average shares:
Basic	84,073	88,523	84,104	88,385
Diluted	84,528	88,908	84,923	88,771

Certain reclassifications were made to prior period amounts to conform to current period presentations.

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	June 30, 2016	December 31, 2015
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$187,884	$145,610
Accounts receivable, net of allowance for doubtful accounts of $3,649 and $4,849, and estimated allowance for appeals of $6,483 and $6,614, at June 30, 2016 and December 31, 2015, respectively	152,339	169,146
Prepaid expenses	11,389	11,261
Deferred tax assets	5,285	7,460
Other current assets	399	3,051
Total current assets	357,296	336,528
Property and equipment, net	87,907	96,551
Goodwill	361,468	361,468
Intangible assets, net	44,222	54,308
Deferred financing costs, net	3,831	4,873
Other assets	4,649	4,329
Total assets	$859,373	$858,057

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$40,450	$51,661
Estimated liability for appeals	30,586	33,078
Income taxes payable	700	3,873
Total current liabilities	71,736	88,612
Long-term liabilities:
Revolving credit facility	197,796	197,796
Deferred tax liabilities	33,899	38,421
Deferred rent	5,798	6,006
Other liabilities	3,017	2,520
Total long-term liabilities	240,510	244,743
Total liabilities	312,246	333,355
Commitments and contingencies (Note 11)
Shareholders' equity:
Preferred stock -- $0.01 par value; 5,000,000 shares authorized; none issued	-	-
Common stock -- $0.01 par value; 175,000,000 shares authorized; 95,711,773 shares issued and 84,438,027 shares outstanding at June 30, 2016; 95,263,461 shares issued and 83,989,715 shares outstanding at December 31, 2015	957	952
Capital in excess of par value	339,584	330,290
Retained earnings	301,600	288,474
Treasury stock, at cost: 11,273,746 shares at June 30, 2016 and December 31, 2015	(95,014)	(95,014)
Total shareholders' equity	547,127	524,702
Total liabilities and shareholders' equity	$859,373	$858,057

Certain reclassifications were made to prior period amounts to conform to current period presentation.

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,

	2016	2015
Operating activities:
Net income	$13,126	$8,940
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	12,784	16,002
Amortization of intangible assets	10,086	10,154
Amortization of deferred financing costs	1,042	1,042
Stock-based compensation expense	8,645	7,068
Excess tax benefit from exercised stock options	(1,313)	(1,456)
Deferred income taxes	(3,135)	(3,483)
Loss on disposal of fixed assets	44	10
Changes in operating assets and liabilities:
Accounts receivable	16,807	(10,161)
Prepaid expenses	(128)	628
Prepaid income taxes	-	6,265
Other current assets	2,652	5
Other assets	(320)	(660)
Income taxes payable	(1,860)	-
Accounts payable, accrued expenses and other liabilities	(10,190)	(11,479)
Estimated liability for appeals	(2,492)	(2,785)
Net cash provided by operating activities	45,748	20,090
Investing activities:
Purchases of land, property and equipment	(2,122)	(5,022)
Investment in capitalized software	(2,752)	(1,340)
Net cash used in investing activities	(4,874)	(6,362)
Financing activities:
Proceeds from exercise of stock options	1,196	3,412
Excess tax benefit from exercised stock options	1,313	1,456
Payments of tax withholdings on behalf of employees for net-share settlement for stock-based compensation	(1,067)	(628)
Payments on capital lease obligations	(42)	(655)
Net cash provided by financing activities	1,400	3,585
Net increase in cash and cash equivalents	42,274	17,313
Cash and Cash Equivalents
Cash and cash equivalents at beginning of year	145,610	133,116
Cash and cash equivalents at end of year	$187,884	$150,429

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$13,450	$8,226
Cash paid for interest	$3,016	$3,868

Supplemental disclosure of non-cash activities:
Change in balance of accrued property and equipment purchases	$(690)	$154

Certain reclassifications were made to prior period amounts to conform to current period presentation.

HMS HOLDINGS CORP. AND SUBSIDIARIES
 (in thousands, except per share amounts)
(unaudited)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

As summarized in the following tables, earnings before interest, taxes, depreciation and amortization, stock-based compensation, and non-recurring legal expense (adjusted EBITDA) was $32.3 million for the second quarter of 2016.

	Three months ended June 30,

	2016	2015
Net Income	$8,566	$5,418

Net interest expense	2,040	1,928
Income taxes	5,746	4,406
Depreciation and amortization, net of deferred financing costs, included in net interest expense	11,250	12,916
Earnings before interest, taxes, depreciation and amortization (EBITDA)	27,602	24,668
Stock based compensation expense	4,405	3,823
Non-recurring legal fees (1)	315	-
Adjusted EBITDA	$32,322	$28,491

Adjusted EBITDA was $59.3 million for the first half of 2016.

	Six months ended June 30,

	2016	2015
Net Income	$13,126	$8,940

Net interest expense	4,084	3,871
Income taxes	9,051	6,922
Depreciation and amortization, net of deferred financing costs, included in net interest expense	22,870	26,156
Earnings before interest, taxes, depreciation and amortization (EBITDA)	49,131	45,889
Stock based compensation expense	8,645	7,068
Non-recurring legal fees (1)	1,563	-
Adjusted EBITDA	$59,339	$52,957

[1] In periods prior to 2016, legal fees were included in operations. For the three months ended June 30, 2015 related legal fees were $0.5 million. For the six months ended June 30, 2015 related legal fees were $3.2 million.

HMS HOLDINGS CORP. AND SUBSIDIARIES
 (in thousands, except per share amounts)
(unaudited)

Reconciliation of Net Income to GAAP EPS and Adjusted EPS

As summarized in the following tables, earnings per share adjusted for stock-based compensation expense, non-recurring legal expense, amortization of acquisition related software and intangible assets and for the related taxes (adjusted EPS) was $0.18 for the second quarter of 2016, an increase of 38.5% from $0.13 for the second quarter of 2015.

	Three months ended June 30,

	2016	2015

Net Income	$8,566	$5,418

Stock-based compensation expense	4,405	3,823
Non-recurring legal fees (2)	315	-
Amortization of acquisition related software and intangible assets	7,013	7,047
Income tax related to adjustments	(4,704)	(4,875)
Sub-total	$15,595	$11,413

Weighted average common shares, diluted	84,528	88,908

Diluted GAAP EPS	$0.10	$0.06
Diluted adjusted EPS	$0.18	$0.13

Adjusted EPS was $0.32 for the first half of 2016, an increase of 33.3% compared to the first half of 2015.

	Six months ended June 30,

	2016	2015

Net Income	$13,126	$8,940

Stock-based compensation expense	8,645	7,068
Non-recurring legal fees (2)	1,563	-
Amortization of acquisition related software and intangible assets	14,026	14,094
Income tax related to adjustments	(9,887)	(9,234)
Sub-total	$27,473	$20,868

Weighted average common shares, diluted	84,923	88,771

Diluted GAAP EPS	0.15	$0.10
Diluted adjusted EPS	0.32	$0.24

[2] For the three months ended June 30, 2015, related legal fees were approximately $0.5 million and income taxes on related legal fees were approximately $0.2 million or $0.01 per diluted Adjusted EPS. For the six months ended June 30, 2015, related legal fees were approximately $3.2 million and income taxes on related legal fees were approximately $1.3 million or $0.02 per diluted Adjusted EPS.

Investor Contact:

Dennis Oakes
SVP, Investor Relations
dennis.oakes@hms.com
212-857-5786

Media Contact:

Francesca Marraro
VP, Marketing and Communications
fmarraro@hms.com
212-857-5442